Exhibit 99.4

Equitable Mortgage Over Shares

in

Concord Medical Services Holdings Limited

25 November 2013

MORGANCREEK INVESTMENT HOLDINGS LIMITED

(as Mortgagor)

and

GOPHER INVESTMENT FUND SPC for the account of Gopher Financing Fund SP

(as Mortgagee)

This equitable mortgage over shares (this “Mortgage”) is made on the 25th day of November 2013

Between:

(1)	MORGANCREEK INVESTMENT HOLDINGS LIMITED, a company incorporated under the laws of the British Virgin Islands whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, B.V.I. (the “Mortgagor”); and

(2)	GOPHER INVESTMENT FUND SPC for the account of Gopher Financing Fund SP, an exempted company incorporated with limited liability in the Cayman Islands, the registered office of which is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, for the account of Gopher Financing Fund SP (the “Mortgagee”, which expression shall include its successors, assigns and transferees).

Whereas:

(A)	Pursuant to the Facility Agreement (as defined below), the Mortgagee has agreed to provide a loan facility to the Borrower (as defined below), subject to the terms and conditions set out in the Facility Agreement.

(B)	It is a condition of the Facility Agreement that the Mortgagor enters into this equitable mortgage over certain shares in the Company (as defined below).

It is agreed as follows:

1	Definitions and Interpretation

1.1	In this Mortgage (except where the context otherwise requires) words and expressions shall have the same meanings assigned to them as defined in the Facility Agreement and the following words and expressions shall have the following meanings:

“Account Charge”	means the charge over the Charged Account dated on or about the date of this Mortgage and made between the Mortgagor and the Mortgagee;

“Borrower”	means Morgancreek Investment Holdings Limited;

“Business Day”	means any day which is not a Saturday or Sunday or a public holiday in the place or at which the notice is left or sent;

“BVI Act”	means the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands;

“Cash Account”	has the meaning given to that term in the Account Charge;

“Charged Account”	has the meaning given to that term in the Account Charge;

“Company”	means Concord Medical Services Holdings Limited, a company incorporated with limited liability under the laws of the Cayman Islands;

“Event of Default”	has the meaning given to that term in the Facility Agreement;

“Facility Agreement”	means the US$71,827,050.45 term loan facility agreement dated 8 November 2013 between the Borrower, the Mortgagee as lender (the “Lender”), and each of Mr. Jianyu Yang and Mr. Zheng Cheng as guarantors;

“Initial Shares”	means the securities listed in Schedule 1 which are all registered in the name of the Mortgagor and which are evidenced by share certificate no. 154;

“Liability”	means any liability, damage, loss, cost, claim or expense of any kind or nature, whether direct, indirect, special, consequential or otherwise;

“Memorandum and Articles”	means the memorandum and articles of association of the Company adopted as of December 11, 2009, as amended, restated, and/or supplemented from time to time;

“Mortgaged Shares”

subject to Clause 3.3, means (i) the Initial Shares, (ii) any Subsequent Shares and (iii) all rights, benefits and advantages now or at any time in the future deriving from or incidental to any of the Initial Shares or any of the Subsequent Shares including:

(a)    all dividends, interest and other income paid or payable in relation to any Mortgaged Shares; and

(b)    all shares, securities, rights, monies or other property accruing, offered or issued at any time by way of redemption, conversion, exchange, substitution, preference, option or otherwise in respect of any Mortgaged Shares (including but not limited to proceeds of sale);

“Ordinary Shares”	means ordinary shares in the Company;

“Register of Members”	means the register of members held with a registered office provider which records the names and addresses of the members of the Company, the shares held by each members, the amount paid or agreed to be paid on the shares of each member, the date on which the name of any person was entered on the register and the date on which any person ceased to be a member;

“Receiver”	has the meaning given to it in Clause 10;

“Secured Obligations”	means all principal sums of money and liabilities now or in the future due, owing or payable by the Borrower to the Lender under or in connection with the Facility Agreement including any liability in respect of any further advances made under the Facility Agreement, whether actually or contingently, whether solely or jointly with any other person, whether as principal or surety, together with all interest, commission, fees, charges, costs and expenses and other sums and payments for which the Borrower and/or the Mortgagor may be or become liable to the Lender in respect of, under or in connection with the Facility Agreement or any of the other Finance Documents (as defined in the Facility Agreement) (after as well as before any demand or judgment) including (without limitation) Tax gross-ups or indemnities, stamp Taxes and Indirect Taxes payable under Clause 11 of the Facility Agreement;

“Security Interest”	means any mortgage, charge, pledge, lien, encumbrance, right of set off or any security interest, howsoever created or arising;

“Subsequent Shares”	means any shares in the Company acquired by the Mortgagor after the date of this Mortgage;

“Tax(es)”	means any tax, levy, impost, duty or other charge or withholding tax imposed by or paid to a government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under statute) (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Third Party Shares”	means 8,240,760 Ordinary Shares which are charged to certain institutional shareholders as at SPA I First Closing Date, such security to be released in favour of the Lender on the SPA I Second Closing Date and 7,648,095 Ordinary Shares which are charged to a third party.

1.2	In this Mortgage:

(a)	any reference to a Recital, Clause or Schedule is to the relevant Recital, Clause or Schedule of or to this Mortgage;

(b)	the clause headings are included for convenience only and shall not affect the interpretation of this Mortgage;

(c)	use of the singular includes the plural and vice versa;

(d)	use of any gender includes the other gender;

(e)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(f)	references to this Mortgage or any other document or agreement are to be construed as references to this Mortgage or such other document as varied, amended, supplemented, novated, modified, replaced or restated in any manner from time to time, even if changes are made to the composition of the parties to this Mortgage or such other document or to the nature or amount of any facilities made available under such other document.

1.3	If any conflict arises between the covenants and undertakings in this Mortgage and the corresponding covenants and undertakings in the Facility Agreement, as applicable, the covenants and undertakings given in the Facility Agreement, as applicable, shall prevail.

1.4	Expressions defined in the Companies Law of the Cayman Islands as in effect from time to time (and not redefined in this Mortgage) shall have the same meanings in this Mortgage, except that the expression “company” shall include a body corporate established outside the Cayman Islands.

1.5	The Recitals and Schedules form part of this Mortgage and shall have effect as if set out in full in the body of this Mortgage and any reference to this Mortgage includes the Recitals and Schedules.

2	Covenant to Pay

2.1	The Mortgagor hereby covenants that it will, pay or discharge to the Mortgagee all the Secured Obligations when the same become due to the Mortgagee in accordance with the terms thereof.

3	Security

3.1	The Mortgagor hereby mortgages to the Mortgagee by way of a first equitable mortgage and as a continuing security for the payment and discharge of the Secured Obligations, the Mortgaged Shares.

3.2	Any receipt, release or discharge of any security interest created by this Mortgage may be given by any authorised representative of the Mortgagee in accordance with the provisions of this Mortgage and shall not release or discharge the Mortgagor from any liability owed to the Mortgagee for the same or any other monies which may exist independently of this Mortgage.

3.3	If the Mortgagee sells any Mortgaged Shares pursuant to clause 20.3 (Margin Sale) of the Facility Agreement, such shares shall be released from the security interests created by this Mortgage in accordance with the terms of the Facility Agreement.

3.4	Upon the unconditional and irrevocable payment or discharge of all Secured Obligations, and subject to this Mortgage, the Mortgagee shall on request by the Mortgagor (at the Mortgagor’s cost) release the Mortgaged Shares from the security interests and discharge the obligations of the Mortgagor, each created by this Mortgage.

3.5	The Mortgagee shall, following the release of the security interest and discharge of the obligations of the Mortgagee created by this Mortgage, provide written confirmation of such release and discharge to the Mortgagor.

3.6	Any release, discharge or settlement between the Mortgagor and the Mortgagee shall be conditional upon no security, disposition or payment to the Mortgagee being voidable or void, set aside or ordered to be refunded pursuant to any enactment or law relating to liquidation or insolvency or for any other reason whatsoever and if such condition is not fulfilled the Mortgagee shall be entitled to enforce this Mortgage as if such release, discharge or settlement had not occurred and any such payment not been made.

4	Covenants by the Mortgagor

4.1	The Mortgagor shall deliver to the Mortgagee on the date hereof in form and substance acceptable to the Mortgagee as security in accordance with the terms of this Mortgage:

(a)	a blank, signed and undated transfer in respect of the Initial Shares in the form set out in Schedule 2;

(b)	a certified true copy (such certification to be made by a director of the Company) of the Register of Members of the Company showing that all the Initial Shares are registered in the name of the Mortgagor;

(c)	a notice of equitable mortgage and/or charge addressed by the Mortgagor to the Company in the form set out in Schedule 3; and

(d)	an executed but undated shareholder proxy in favour of the Mortgagee in the form set out in Schedule 4

4.2	The Mortgagor shall:

(a)	Immediately after the execution of this Mortgage, instruct its registered agent to create and maintain a register of charges (“Register of Charges”) and to enter particulars of the security created pursuant to this Mortgage in such Register of Charges, and the Mortgagor shall instruct its registered agent to effect registration of particulars of this Mortgage at the Registry of Corporate Affairs of the British Virgin Islands (the “Registry”) pursuant to Section 163 of the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands, (the “BVI Act”);

(b)	Promptly and in any event within three (3) Business Days from and including the date of execution of this Mortgage, deliver or procure to be delivered to the Mortgagee a certified copy of the updated Register of Charges recording the particulars of the security created pursuant to this Mortgage and a confirmation in writing from the registered agent of the Mortgagor that the relevant application form to register the security created pursuant to this Mortgage with the Registry has been filed with the Registry pursuant to Section 163 of the BVI Act;

(c)	Promptly and in any event within thirty (30) Business Days from and including the date of execution of this Mortgage, deliver or procure to be delivered to the Mortgagee the certificate of registration of charge issued by the Registry and a Registry stamped copy of the description of the security created pursuant to this Mortgage; and

(d)	Promptly and in any event within seven (7) Business Days from and including the Utilisation Date (as defined in the Facility Agreement), deliver or procure to be delivered to the Mortgagee the original share certificate in respect of the Initial Shares.

4.3	The Mortgagor shall, for as long as any Secured Obligations remain outstanding, immediately and from time to time deposit with the Mortgagee (in respect of any Subsequent Shares, immediately upon the acquisition of such Subsequent Shares by the Mortgagor):

(a)	all original share certificates (if any) and any other documents of title relating to the Mortgaged Shares (which, for the avoidance of doubt, includes all share certificates and other documents of title relating to any Subsequent Shares) or confirmation from the Company that it does not issue any such certificates;

(b)	blank, signed and undated transfers in respect of all Subsequent Shares in the form set out in Schedule 2;

(c)	a certified true copy (such certification to be made by a director of the Company) of the Register of Members of the Company showing that all such Subsequent Shares are registered in the name of the Mortgagor;

(d)	a notice of equitable mortgage and/or charge addressed by the Mortgagor to the Company in the form set out in Schedule 3; and

(e)	an executed but undated shareholder proxy in favour of the Mortgagee in the form set out in Schedule 4.

4.4	The Mortgagor shall promptly pay (and shall promptly indemnify the Mortgagee against) all calls, instalments and other payments which may be made or become due in respect of the Mortgaged Shares and, at any time after the occurrence of an Event of Default, the Mortgagee may do so on behalf of the Mortgagor and any sums paid by the Mortgagee towards this end shall become part of the Secured Obligations.

4.5	The Mortgagor shall not, except with the prior written consent of the Mortgagee:

(a)	create, or agree or attempt to create, or permit to subsist over all or part of the Mortgaged Shares (or any interest therein) any Security Interest (except as may be created under this Mortgage or a lien arising by operation of law in the ordinary course of the Mortgagor’s business) or any trust over any the Mortgaged Shares whether ranking prior to, pari passu with, or behind the security contained in this Mortgage;

(b)	sell, assign, lease, license or sub-license, grant any interest in the Mortgaged Shares or any interest therein or attempt or agree to surrender or so dispose (other than in accordance with this Mortgage and the Facility Agreement);

(c)	permit any person other than the Mortgagor or the Mortgagee or the Mortgagee’s nominee or nominees to be registered as, or become the holder of, the Mortgaged Shares;

(d)	vote in favour of a resolution to continue the Company in a jurisdiction outside the Cayman Islands;

(e)	exercise any voting or other rights in a way which would reasonably be expected to prejudice the value of the Mortgaged Shares or otherwise jeopardise (i) the security constituted by this Mortgage over them or (ii) the rights of the Mortgagee under this Mortgage or the Facility Agreement; or

(f)	borrow any monies from the Company or enter into any transaction with the Company whereby the Company would obtain a lien or Security Interest over any part of the Mortgaged Shares.

4.6	The Mortgagor shall procure that the Register of Members of the Company is located and maintained at the registered office of the Company in the Cayman Islands.

4.7	The Mortgagor shall promptly forward to the Mortgagee all notices, reports, accounts and other documents relating to the Mortgaged Shares which it may receive from time to time (including without limitation all notices of meetings of the shareholders of the Company).

4.8	At any time after the occurrence of an Event of Default the Mortgagor shall exercise all voting and other rights and powers which may at any time be exercisable by the holder of the Mortgaged Shares as the Mortgagee may in its absolute discretion direct.

4.9	The Mortgagor shall not take or accept any Security Interest from the Company or, in relation to the Secured Obligations, from any third party, without obtaining the Mortgagee’s prior written consent.

4.10	Unless directed in writing to do so by the Mortgagee the Mortgagor shall not prove in a liquidation or winding up of the Company until all the Secured Obligations are paid in full and if directed to prove by the Mortgagee (or if the Mortgagor otherwise receives any payment or other benefit in breach of this Clause 4.10) the Mortgagor shall hold all monies received by it on trust for the Mortgagee to satisfy the Secured Obligations.

4.11	Until all of the Secured Obligations have been paid in full or otherwise discharged, the Mortgagor shall not claim payment whether directly or by set-off, lien, counterclaim or otherwise of any amount which may be or has become due to the Mortgagor by the Company.

5	Representations and Warranties

The Mortgagor represents and warrants to the Mortgagee on the date of this Mortgage, on each Utilisation Date (as defined in the Facility Agreement) and on the last day of each Interest Period (as defined in the Facility Agreement) that, and the Mortgagor undertakes throughout the continuance of this Mortgage that:

5.1	it is the absolute sole legal and beneficial owner of all of the Initial Shares free of all Security Interests, encumbrances, trusts, equities and claims whatsoever and that all of the Initial Shares are fully paid up;

5.2	the Initial Shares (together with the Subsequent Shares (if any) and the Third Party Shares) represent all the shares issued by the Company beneficially owned by or registered in the name of the Mortgagor;

5.3	with effect from the date on which it acquires any Subsequent Shares, it will be the absolute sole legal and beneficial owner of all of such Subsequent Shares free of all Security Interests, encumbrances, trusts, equities and claims whatsoever and that all of such Subsequent Shares are at all times fully paid up; and with effect from the occurrence of the SPA I Second Closing Date, it will be the absolute sole legal and beneficial owner of 8,240,760 of the Third Party Shares after the security in favour of the Institutional Shareholders have been released;

5.4	the Register of Members of the Company is located and maintained at the registered office of the Company in the Cayman Islands;

5.5	it is duly incorporated and in good standing under the laws of the jurisdiction in which it is incorporated and has and will at all times have the necessary power to enter into and perform its obligations under this Mortgage and has duly authorised the execution and delivery of this Mortgage and the performance of its obligations hereunder;

5.6	this Mortgage constitutes its legal, valid, binding and enforceable obligation and is a first priority security interest over the Mortgaged Shares effective in accordance with its terms, subject to insolvency laws or similar laws affecting creditors’ rights generally or general equitable principles in equity or at law;

5.7	the execution, delivery, observance and performance by the Mortgagor of this Mortgage will not require the Mortgagor to obtain any licences, consents or approvals and will not result in any violation of any law, statute, ordinance, rule or regulation applicable to it;

5.8	it has obtained all the necessary and desirable authorisations and consents to enable it to enter into this Mortgage and the necessary and desirable authorisations and consents will remain in full force and effect at all times during the subsistence of the security constituted by this Mortgage; and

5.9	the execution, delivery, observance and performance by the Mortgagor of the Mortgage will not constitute an Event of Default or trigger any enforcement under any Security Interest over any of the Mortgagor’s assets nor will it result in the creation of any Security Interest over or in respect of the present or future assets of the Company.

6	Power of Attorney

6.1	The Mortgagor, by way of security for the payment of the Secured Obligations and the performance of its obligations under this Mortgage and the Facility Agreement, hereby irrevocably appoints the Mortgagee (whether or not a Receiver or administrator has been appointed) and any Receiver separately to be its attorney (with full power to appoint substitutes and to delegate) with power in its name and on its behalf, and as its act and deed or otherwise at any time and from time to time, to:

(a)	sign, seal, execute, deliver and complete all transfers, renunciations, proxies, mandates, assignments, deeds and documents and do all acts and things which the Mortgagee may consider to be necessary or advisable to perfect its security over the Mortgaged Shares;

(b)	give proper effect to the intent and purposes of this Mortgage;

(c)	enable or assist in any way in the exercise of any right or the enforcement thereof including any power of sale of the Mortgaged Shares (whether arising under this Mortgage or implied by statute or otherwise); and

(d)	perform any other act of any description,

which may be required of the Mortgagor under this Mortgage or may be deemed by such attorney necessary or desirable for any purpose of this Mortgage or to constitute, enhance or perfect the security intended to be constituted by it or to convey or transfer legal ownership of the Mortgaged Shares, provided that unless and until the occurrence of an Event of Default the Mortgagee may not do anything pursuant to this appointment.

6.2	This power of attorney is given to secure a proprietary interest of the Mortgagee or the performance of the Mortgagor’s obligation owed to the Mortgagee.

6.3	The Mortgagor ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this Clause.

6.4	All sums expended by the Mortgagee or any Receiver under this Clause shall be recoverable from the Mortgagor.

7	Dividends

Until the occurrence of an Event of Default, the Mortgagee shall pay any and all dividends received by it in respect of the Mortgaged Shares into the Charged Account in accordance with the provisions of the Account Charge and the Facility Agreement.

8	Event of Default

8.1	Unless and until the occurrence of an Event of Default, the Mortgagor shall be entitled to exercise all voting rights attaching to the Mortgaged Shares or any part thereof for all purposes not inconsistent with the purposes of this Mortgage.

8.2	The Mortgagor shall forthwith following the occurrence of an Event of Default sign, seal, deliver and complete all transfers, renunciations, proxies, mandates, assignments, deeds and documents and do all acts and things which the Mortgagee may, in its absolute discretion, at any time and from time to time specify for enabling or assisting the Mortgagee:

(a)	to perfect or improve its title to and security over the Mortgaged Shares;

(b)	to vest the Mortgaged Shares in the Mortgagee or its nominee or nominees;

(c)	to procure that the Mortgagee or its nominee or nominees is registered in the Register of Members of the Company in respect of the Mortgaged Shares;

(d)	to exercise (or enable its nominee or nominees to exercise) any rights or powers attaching to the Mortgaged Shares;

(e)	to sell or dispose of the Mortgaged Shares; and/or

(f)	otherwise to enforce any of the rights of the Mortgagee under or in connection with this Mortgage.

9	Mortgagee’s Rights as to Shares

At any time after the occurrence of an Event of Default, the Mortgagee shall, without prejudice to any other right or remedy available hereunder or under applicable law, forthwith become entitled:

9.1	solely and exclusively to exercise all voting rights attaching to the Mortgaged Shares or any thereof and shall exercise such rights in such manner as the Mortgagee may in its absolute discretion determine; and/or

9.2	solely and exclusively to exercise all other rights and/or powers and/or discretions of the Mortgagor in, to and under the Mortgaged Shares pursuant to the Memorandum and Articles; and/or

9.3	to receive and retain all dividends and other distributions made on or in respect of the Mortgaged Shares or any thereof and any such dividends and other distributions received by the Mortgagor after such time shall be held in trust by the Mortgagor for the Mortgagee and be paid or transferred to the Mortgagee on demand to be applied towards the discharge of the Secured Obligations; and/or

9.4	without notice to, or further consent or concurrence by, the Mortgagor to sell the Mortgaged Shares or any part thereof by such method, at such place and upon such terms as the Mortgagee may in its absolute discretion determine, with power to postpone any such sale and in any such case the Mortgagee may exercise any and all rights attaching to the Mortgaged Shares as the Mortgagee in its absolute discretion may determine and without being answerable for any loss occasioned by such sale or resulting from postponement thereof or the exercise of such rights; and/or

9.5	to date and deliver the documents delivered to it pursuant to this Mortgage hereof as it considers appropriate and to take all steps to register the Mortgaged Shares in the name of the Mortgagee or its nominee or nominees and to assume control as registered owner of the Mortgaged Shares.

10	Receiver

10.1	At any time after the occurrence of an Event of Default, the Mortgagee may by writing and without notice to the Mortgagor appoint one or more person or persons as the Mortgagee thinks fit to be a receiver (the “Receiver”) in relation to the Mortgaged Shares. Where the Mortgagee appoints two or more persons as Receiver, the Receivers may act jointly or independently.

10.2	The Mortgagee may remove any Receiver it appoints, and appoint another person or other persons as Receiver or Receivers, either in the place of a Receiver it has removed, or who has otherwise ceased to act, or to act jointly with a Receiver or Receivers.

10.3	If at any time any two or more persons hold office as Receivers of the same assets or income, such Receivers may act jointly and/or severally so that each one of such Receivers shall be entitled (unless the contrary is stated in any instrument(s) appointing them) to exercise all the powers and discretions hereby conferred on Receivers individually and to the exclusion of the other or others of them.

10.4	Every such appointment or removal, and every delegation, appointment or removal by the Mortgagee in the exercise of any right to delegate its powers or to remove delegates, may be made in writing under the hand of any officer of the Mortgagee.

10.5	Every Receiver shall have all the powers of the Mortgagee in this Mortgage and, without prejudice to the foregoing, shall have the following powers:

(a)	power to take possession of, collect and get in any of the Mortgaged Shares and, for that purpose, to take such proceedings as may seem to him to be expedient;

(b)	without notice to, or further consent or concurrence by, any Mortgagor to sell or otherwise dispose of any of the Mortgaged Shares by such method, at such place and upon such terms as a Receiver may in its absolute discretion determine, with power to postpone any such sale and in any such case a Receiver may exercise any and all rights attaching to the Mortgaged Shares as the Receiver in its absolute discretion may determine and without being answerable for any loss occasioned by such sale or resulting from postponement thereof or the exercise of such rights;

(c)	power to raise or borrow money and grant security over any of the Mortgaged Shares;

(d)	power to appoint attorneys or accountants or other professionally qualified persons to assist him in the performance of his functions;

(e)	power to bring or defend any action or other legal proceedings in the name of and on behalf of the Mortgagor in respect of the Mortgaged Shares;

(f)	power to do all acts and execute in the name and on behalf of the Mortgagor any document or deed in respect of the Mortgaged Shares;

(g)	power to make any payment which is necessary or incidental to the performance of his functions;

(h)	power to make any arrangement or compromise on behalf of the Mortgagor in respect of the Mortgaged Shares;

(i)	power to rank and claim in the insolvency or liquidation of the Company and to receive dividends and to accede to trust deeds for the creditors of the Company;

(j)	power to present or defend a petition for the winding up of the Company; and

(k)	power to do all other things incidental to the exercise of the foregoing powers.

10.6	The Receiver shall be the agent of the Mortgagor and the Mortgagor shall be jointly responsible for his acts and defaults and jointly liable on any contracts made, entered into or adopted by the Receiver. The Mortgagee shall not be liable for the Receiver’s acts, omissions, negligence or default, nor be liable on contracts entered into or adopted by the Receiver unless caused by the Mortgagee’s wilful misconduct or gross negligence.

10.7	In making any sale or other disposal of any of the Mortgaged Shares in the exercise of their respective powers, the Receiver or the Mortgagee may accept by way of consideration for such sale or other disposal, cash, shares, loan capital or other obligations including, without limitation, consideration fluctuating according to or dependent upon a profit or turnover and consideration the amount of which is to be determined by a third party. Any such consideration may be receivable in a lump sum or by instalments.

10.8	Every Receiver shall be entitled to remuneration for his services at a rate to be fixed by agreement between him and the Mortgagee (or, failing such agreement, to be conclusively fixed by the Mortgagee) commensurate with the work and responsibilities involved upon the basis of charging from time to time adopted in accordance with the current practice of such Receiver or his firm.

10.9	To the fullest extent permissible under law, the Mortgagee may exercise any right or power that the Receiver may exercise in relation to the enforcement of this Mortgage.

11	Other powers exercisable by the Mortgagee

11.1	All powers of the Receiver conferred by this Mortgage may be exercised by the Mortgagee in accordance with the terms of this Mortgage after this Mortgage has become enforceable.

11.2	The Mortgagee shall have no Liability or responsibility to the Mortgagor arising out of the exercise or non-exercise of the powers conferred on it by this Clause.

11.3	The Mortgagee need not enquire as to the sufficiency of any sums received by it in respect of any debt or claim so assigned to it or make any claim or take any other action to collect in or enforce them.

12	Application of Monies by the Mortgagee or a Receiver

12.1	The Mortgagee (and any Receiver) shall apply the monies received by it as a result of the enforcement of the security:

(a)	first, in payment or satisfaction of the expenses related to enforcement of this security (including without limitation the fees and expenses of the Receiver);

(b)	secondly, in meeting claims of the Mortgagee in respect of the Secured Obligations; and

(c)	thirdly, in payment of the balance (if any) to the Mortgagor or persons entitled to it.

12.2	The Mortgagee shall not be liable for any loss or damage occasioned by:

(a)	any sale or disposal of the Mortgaged Shares or an interest in the Mortgaged Shares; or

(b)	arising out of the exercise, or failure to exercise, any of its powers under this Mortgage; or

(c)	any neglect or default to pay any instalment or accept any offer or notify the Mortgagor of any such neglect or default; or

(d)	any other loss of whatever nature in connection with the Mortgaged Shares.

12.3	The Mortgagee may, at any time after demand and until the irrevocable and unconditional payment to the Mortgagee of all Secured Obligations, place and keep to the credit of a suspense account any money received or realised by the Mortgagee by virtue of this Mortgage. The Mortgagee shall have no intermediate obligation to apply such money in or towards the discharge of any Secured Obligations.

12.4	If this Mortgage is enforced at a time when no amount is due under the Facility Agreement but amounts may or will become due, the Mortgagee (or Receiver) may pay the proceeds or recoveries into a suspense account.

13	Protection of the Mortgagee and Receiver

13.1	Neither the Mortgagee nor any Receiver shall be liable in respect of any Liability which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise, any of their respective powers under or by virtue of this Mortgage.

13.2	Without prejudice to the generality of Clause 13.1, neither the Mortgagee nor any Receiver shall be liable to account as Mortgagee in possession or otherwise for any sum not actually received by it or him respectively. If and whenever the Mortgagee enters into possession of any Mortgaged Shares, it shall be entitled at any time at its discretion to go out of possession.

14	Protection of Purchasers

14.1	No purchaser from, or other person dealing with, the Mortgagee or any Receiver shall be concerned to enquire whether any of the powers which the Mortgagee has exercised or purported to exercise has arisen or become exercisable, or whether this Mortgage has become enforceable, or whether a Receiver has been validly appointed, or whether any event or cause has happened to authorise the Mortgagee or a Receiver to act or as to the propriety or validity of the exercise or purported exercise of any such power, and the title of such a purchaser and the position of such a person shall not be impeachable by reference to any of those matters.

14.2	The receipt by the Mortgagee or any Receiver shall be an absolute and a conclusive discharge to a purchaser and shall relieve him of any obligation to see to the application of any money paid to or by the direction of the Mortgagee or any Receiver.

15	Continuing Security and Non-Merger

15.1	The security constituted by this Mortgage shall be continuing and shall not be considered as satisfied or discharged by any intermediate payment or settlement of the whole or any part of the Secured Obligations or any other matter or thing whatsoever and shall be binding until all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full.

15.2	This Mortgage is in addition to and shall not merge with or otherwise prejudice or affect any banker’s lien, right to combine and consolidate accounts, right of set-off or any other contractual or other right or remedy or any guarantee, lien, pledge, bill, note, charge or other security now or hereafter held by or available to the Mortgagee.

15.3	The obligations of the Mortgagor under this Mortgage will not be affected by an act, omission, matter or thing which, but for this Mortgage, would reduce, release or prejudice any of its obligations under this Mortgage (without limitation and whether or not known to it or the Mortgagee), including:

(a)	any time, waiver or consent granted to, or composition with, any person;

(b)	the release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental, of whatsoever nature and whether or not more onerous) or replacement of the Facility Agreement or any other document or security including, without limitation, any change to the purpose of any extensions of or increase in any facility or addition of any new facility or under the Facility Agreement or other document or security;

(f)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under the Facility Agreement or any other document or security; or

(g)	any insolvency or similar proceedings.

16	Currency

16.1	For the purpose of, or pending the discharge of, any of the Secured Obligations the Mortgagee may, in its sole discretion, convert any moneys received, recovered or realised in any currency under this Mortgage (including the proceeds of any previous conversion under this Clause) from their existing currency of denomination into any other currency at such rate or rates of exchange and at such time as the Mortgagee thinks fit.

16.2	No payment to the Mortgagee (whether under any judgment or court order or otherwise) shall discharge the Secured Obligations in respect of which it was made unless and until the Mortgagee shall have received payment in full in the currency in which such Secured Obligations were incurred and, to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such Secured Obligations expressed in that currency, the Mortgagee shall have a further separate cause of action against the Mortgagor and shall be entitled to enforce this Mortgage to recover the amount of the shortfall.

17	Costs

The Mortgagor shall on demand and on a full indemnity basis pay to the Mortgagee the amount of all costs and expenses and other liabilities (including stamp duty, and legal and out of pocket expenses) which the Mortgagee incurs in connection with:

(a)	any actual or proposed amendment or waiver or consent under or in connection with this Mortgage;

(b)	any discharge or release of this Mortgage;

(c)	the preservation or exercise (or attempted preservation or exercise) of any rights under or in connection with and the enforcement (or attempted enforcement) of this Mortgage; or

(d)	dealing with or obtaining advice about any matter or question arising out of or in connection with enforcing the Mortgagee’s exercise of its rights under this Mortgage.

18	Variation and Amendment

This Mortgage shall remain in full force and effect notwithstanding any amendments or variations from time to time of the Facility Agreement and no variation of this Mortgage shall be valid unless it is in writing and signed by or on behalf of each of the parties.

19	Assignment

19.1	The Mortgagor shall not be entitled to assign or transfer any of its rights, benefits or obligations hereunder without the prior written consent of the Mortgagee.

19.2	The Mortgagee may assign or otherwise transfer the whole or any part of the benefit of this Mortgage to any person and the expression “the Mortgagee” wherever used herein shall be deemed to include the assignees, transferees and other successors, whether immediate or derivative, of the Mortgagee, who shall be entitled to enforce and proceed upon this Mortgage in the same manner as if named herein. The Mortgagee shall be entitled to disclose any information concerning the Mortgagor to any such assignee or other successor or any participant or proposed assignee, successor or participant.

20	Currency Indemnity

If, for any reason, any amount payable to the Mortgagee by the Mortgagor under this Mortgage is paid or recovered in a currency other than that in which it is required to be paid (the “contractual currency”), then, to the extent that the payment to the Mortgagee (when converted into the contractual currency at its then applicable rate of exchange) falls short of the amount payable in the contractual currency, the Mortgagor shall, as a separate and independent obligation, fully indemnify the Mortgagee on demand against the amount of the shortfall.

21	Information

The Mortgagee may from time to time seek from any other finance provider to the Mortgagor such information about the Mortgagor and its affairs as Mortgagee may think fit. The Mortgagor directs any such third party to provide such information to the Mortgagee and agrees to provide such further authority for this purpose as the Mortgagee may from time to time require.

22	Forbearance, severability and consents

22.1	All rights, powers and privileges under this Mortgage shall continue in full force and effect, regardless of the Mortgagee exercising, delaying in exercising or omitting to exercise any of them.

22.2	No provision of this Mortgage shall be avoided or invalidated by reason only of one or more other provisions being invalid or unenforceable.

22.3	Any provision of this Mortgage which is or becomes illegal, invalid or unenforceable shall be ineffective only to the extent of such illegality, invalidity and unenforceability, without invalidating the remaining provisions of this Mortgage.

22.4	Save as otherwise expressly specified in this Mortgage, any consent of the Mortgagee may be given absolutely or on any terms and subject to any conditions as the Mortgagee may determine in its entire discretion.

23	Entire Agreement

This Mortgage constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this Mortgage.

24	Further Assurance

The Mortgagor shall promptly execute all documents and do all things that the Mortgagee may specify for the purpose of:

(a)	securing and perfecting its security over or title to all or any of the Mortgaged Shares; and/or

(b)	enabling the Mortgagee to vest all or part of the Mortgaged Shares in its name or in the names of its nominee(s), agent or any purchaser,

including the execution and delivery of all assignments, transfers, mortgages, charges, notices, instructions and such other documents as the Mortgagee may in its discretion think fit.

25	Notices

The provisions of clause 29 (Notices) of the Facility Agreement are incorporated mutatis mutandis into this Mortgage.

26	Miscellaneous

26.1	All sums payable by the Mortgagor under this Mortgage shall be paid without any set off, counterclaim, withholding or deduction whatsoever unless required by law in which event the Mortgagor will simultaneously with making the relevant payment under this Mortgage pay to the Mortgagee such additional amount as will result in the receipt by the Mortgagee of the full amount which would otherwise have been receivable and will supply the Mortgagee promptly with evidence satisfactory to the Mortgagee that the Mortgagor has accounted to the relevant authority for the sum withheld or deducted.

26.2	A statement, determination or certificate signed (or, where reliance is being placed on it by any third party, appearing to be signed) by an officer of the Mortgagee as to the Secured Obligations for the time being due or owing from the Mortgagor to the Mortgagee or (without limitation) any other matter provided for in this Mortgage shall be treated, in favour of the Mortgagee or any person to whom such statement, determination or certificate is issued, as conclusive evidence for all purposes against the Mortgagor and binding on it (save in the case of manifest error) and such statement, determination or certificate may be relied upon by the Mortgagee and any other such person in all circumstances without further enquiry.

26.3	No delay or omission on the part of the Mortgagee in exercising any right or remedy under this Mortgage shall impair that right or remedy or operate as or be taken to be a waiver of it nor shall any single, partial or defective exercise of any such right or remedy preclude any other or further exercise under this Mortgage of that or any other right or remedy.

26.4	The Mortgagee’s rights powers and remedies under this Mortgage are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers or remedies provided by law or otherwise and may be exercised from time to time and as often as the Mortgagee deems expedient.

26.5	Any waiver by the Mortgagee any terms of this Mortgage or any consent or approval given by the Mortgagee under it shall be effective only if given in writing and then only for the purpose and upon the terms and conditions (if any) on which it is given.

26.6	If at any time any one or more of the provisions of this Mortgage is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions of this Mortgage nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall be in any way affected or impaired as a result.

26.7	The Mortgagor shall be deemed to be a principal debtor and the sole, original and independent obligor for the Secured Obligations and the Security Interest created by this Mortgage shall be deemed to be a principal security for the Secured Obligations. The Liability of the Mortgagor under this Mortgage shall not be discharged, impaired or otherwise affected by any circumstance, act, omission, matter or thing which but for this provision might operate to reduce, release, prejudice or otherwise exonerate the Mortgagor from its obligations under the Facility Agreement in whole or in part.

27	Law and Jurisdiction

27.1	This Mortgage is governed by, and shall be construed in accordance with, the laws of the Cayman Islands.

27.2	The Mortgagor irrevocably agrees for the exclusive benefit of the Mortgagee that the courts of the Cayman Islands shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this Mortgage and for such purposes irrevocably submits to the jurisdiction of such courts.

28	Counterparts

This Mortgage may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

SIGNATURES

The Mortgagor
THE COMMON SEAL of	)
MORGANCREEK INVESTMENT HOLDINGS LIMITED	)
was affixed to this Deed	)	/s/ Jianyu Yang
in the presence of:	)

/s/ Botao Shi

(Signature of witness)

Botao Shi

(Name of witness)

18/F, Tower A Global Trade Center, 36 North 3rd Ring Road East, Dongcheng District, Beijing

(Address of witness)

Manager

(Occupation of witness)

Address:

Telephone: 010-5957 5279

Fax: 010-5957 5252

Attention:

The Mortgagee
SIGNED, SEALED and DELIVERED	)
by	)
on behalf of Gopher Investment Fund SPC	)
for the account of Gopher Financing Fund SP	)	/s/ Shang-Yan Chuang
in the presence of:	)

/s/ Chan Yuen Han Amy

(Signature of witness)

Chan Yuen Han Amy

(Name of witness)

1603 Wheelock House, 20 Pedder Street, Central, Hong Kong

(Address of witness)

Head of Operations

(Occupation of witness)

Address:

Telephone: (+852) 3628 3663

Fax: (+852) 3791 2282

Attention:

[Signature Page to Borrower Share Charge]

Schedule 1

Amount or number of Initial Shares	Description of Shares

3,294,000	Ordinary shares of US$0.0001 par value in Concord Medical Services Holdings Limited, a Cayman Islands exempted company

Schedule 2

Share Transfer

The Undersigned, MORGANCREEK INVESTMENT HOLDINGS LIMITED, (the “Transferor”), for value received does hereby transfer to                      (the “Transferee”),              shares standing in its name in the undertaking named Concord Medical Services Holdings Limited to hold the same unto the Transferee.

Signed by the Transferor acting by:

Dated this              day of

Signed by the Transferee acting by:

Dated this              day of

Schedule 3

Notice of Equitable Mortgage

To:	Concord Medical Services Holdings Limited

                     2013

Dear Sirs

Mortgage over Shares

We hereby notify you that pursuant to a mortgage over shares dated              2013 between MORGANCREEK INVESTMENT HOLDINGS LIMITED (the “Mortgagor”) and GOPHER INVESTMENT FUND SPC for the account of Gopher Financing Fund SP (the “Mortgagee”) (the “Mortgage over Shares”), the Mortgagor has granted a security interest over              shares standing in its name in Concord Medical Services Holdings Limited. Capitalised terms shall have the meanings given thereto in the Mortgage over Shares. At any time after the Mortgagee notifies you that an Event of Default (as defined in the Mortgage over Shares) has occurred you may take all steps to register Mortgagee or its nominee as the registered holder of the shares pursuant to the Mortgage over Shares as the Mortgagee may require.

As of the date of this notice, you should, until you receive notice from the Mortgagee to the contrary, pay all dividends which you are permitted to pay to us to the Mortgagee for deposit in the Cash Account; at the following account:

Yours faithfully

for and on behalf of

MORGANCREEK INVESTMENT HOLDINGS LIMITED

Schedule 4

Irrevocable Proxy

Concord Medical Services Holdings Limited (the “Company”)

The undersigned, MORGANCREEK INVESTMENT HOLDINGS LIMITED (the “Mortgagor”), being the legal owner of 3,294,000 issued shares (the “Shares”) in the share capital of the Company, a company incorporated in the Cayman Islands, effective upon the occurrence of an Event of Default as defined in the Mortgage over Shares, hereby makes, constitutes and appoints                                          (the “Attorney”) as the true and lawful attorney and proxy of the undersigned with full power to appoint a nominee or nominees to act hereunder from time to time and to vote the Shares represented by the Share Certificate(s) of the Company at all general meetings of shareholders or stockholders of the Company with the same force and effect as the undersigned might or could do and to requisition and convene a meeting or meetings of the shareholders of the Company for the purpose of appointing or confirming the appointment of new directors of the Company and/or such other matters as may in the opinion of the Attorney be necessary or desirable for the purpose of implementing the Mortgage referred to below and the undersigned hereby ratifies and confirms all that the said attorney or its nominee or nominees shall do or cause to be done by virtue hereof.

The Shares have been mortgaged to the Attorney pursuant to a mortgage over shares dated              2013 between the Mortgagor and GOPHER INVESTMENT FUND SPC for the account of Gopher Financing Fund SP (the “Mortgage over Shares”).

This power and proxy is given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee and is irrevocable and shall remain irrevocable as long as the Mortgage over Shares is in force.

In witness whereof this instrument has been duly executed this                      2013 as a deed.

EXECUTED and	)
DELIVERED as a DEED by	)
MORGANCREEK INVESTMENT	)
HOLDINGS LIMITED	)

Director

Witness